EXHIBIT 99.1

Contact:
Wendy Watson
216-676-2699

GrafTech Reports Unaudited Fourth Quarter and Full Year 2020 Results
Generates sequential fourth quarter improvement across key financial metrics

BROOKLYN HEIGHTS, Ohio - February 5, 2021 - GrafTech International Ltd. (NYSE: EAF) (GrafTech or the Company) today announced unaudited financial results for the fourth quarter and full year ended December 31, 2020.

2020 Highlights

•Reported net income of $434 million, or $1.62 per share
•Adjusted EBITDA1 of $659 million, for a 54% margin2
•Generated cash flow from operating activities of $564 million
•Strengthened the balance sheet with debt reduction of $400 million
•Extended our debt maturity profile to further de-risk the balance sheet
•Maintained excellent customer service levels with 97% on-time delivery rate
•Significantly improved safety track record with 46% reduction in recordable injury rates
CEO Comments
“We are pleased with our overall performance during a challenging year for the industry,” said David Rintoul, President and Chief Executive Officer. “We made good progress managing our business through the pandemic as we adjusted our production to changes in demand, while being highly responsive to our customers’ needs and maintaining excellent service levels. During the fourth quarter, we achieved sequential quarterly improvement in key metrics such as production, sales volumes, net sales, earnings per share, adjusted EBITDA, and cash from operating activities.”

“As we look forward, the environmental and economic advantages of electric arc furnace steel production position both that industry and the graphite electrode industry for long-term growth. We believe GrafTech’s leadership position, strong cash flows, and advantaged low-cost structure and vertical integration are sustainable competitive advantages. The services and solutions we provide will position our customers and our company for a better future.
As we move through 2021, we believe that the improvement in steel industry metrics will subsequently result in improved demand for graphite electrodes,” Mr. Rintoul concluded.

EXHIBIT 99.1
Key Financial Measures

(dollars in thousands, except per share amounts)				For the Year Ended
				December 31,
	Q4 2020	Q3 2020	Q4 2019	2020	2019
Net sales	$338,010	$286,987	$414,612	$1,224,361	$1,790,793
Net income	$125,096	$94,234	$174,922	$434,374	$744,602
Earnings per share (a)	$0.47	$0.35	$0.61	$1.62	$2.58
Adjusted EBITDA(b)	$175,538	$153,105	$234,586	$658,946	$1,048,259
(a) Earnings per share represents diluted earnings per share.
(b) A non-GAAP financial measure, see below for more information and a reconciliation of EBITDA and Adjusted EBITDA to Net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Full Year and Fourth Quarter 2020 Financial Performance
Net sales for the year ended December 31, 2020 totaled $1.2 billion compared to $1.8 billion in the prior year. Net sales for the quarter ended December 31, 2020 were $338 million compared to $415 million in the fourth quarter of 2019. Lower net sales were driven primarily by lower sales volumes.
Net income for 2020 was $434 million, or $1.62 per share, compared to $745 million, or $2.58 per share, in the prior year. Net income for the fourth quarter of 2020 was $125 million, or $0.47 per share, compared to $94 million, or $0.35 per share in the third quarter of 2020 and $175 million, or $0.61 per share in the fourth quarter of 2019.
Adjusted EBITDA was $659 million in 2020 compared to $1,048 million in the prior year. Adjusted EBITDA was $176 million in the fourth quarter of 2020, a 15% sequential increase from $153 million in the third quarter of 2020. Fourth quarter 2019 adjusted EBITDA was $235 million. Year-over-year financial results for the fourth quarter and full year 2020 were primarily impacted by lower net sales.
Full year cash flow from operating activities was $564 million in 2020 compared to $805 million in 2019. Cash flow from operating activities was $147 million in the fourth quarter of 2020, a 14% sequential increase from $129 million in the third quarter of 2020. Fourth quarter 2019 cash flow from operating activities was $221 million.
COVID-19 and Operational Update
GrafTech continues to proactively manage through the COVID-19 crisis to support the health and safety of our team. Our plants have remained operational and maintained a 97% on-time delivery rate in the fourth quarter. Our global footprint gives us the flexibility to move or adjust production as needed going forward.
In 2020, production volume of 134 thousand MT decreased from 177 thousand MT in 2019. Production volume of 36 thousand MT in the fourth quarter of 2020 decreased from 41 thousand MT in the fourth quarter of 2019 and was a sequential improvement over 32 thousand MT in the third quarter of 2020. Capacity utilization was lower as we aligned production with reduced year-over-year sales volumes.
Commercial Update
Late in 2020, we began seeing a measured recovery in the global steel markets with improvement in steel pricing and capacity utilization rates. In the fourth quarter of 2020, both the global (ex-China) and U.S. steel market capacity utilization rates improved to over 72%3,4.
The commercial team reported solid results in the fourth quarter of 2020, with sales volumes of 37 thousand MT, consisting of long term agreement (LTA) volumes of 31 thousand MT and non-LTA volumes of 6 thousand MT. Full year 2020 sales volumes were 135 thousand MT, consisting of LTA volumes of 113 thousand MT and non-LTA volumes of 22 thousand MT.

EXHIBIT 99.1
During the fourth quarter, our average price from LTAs was approximately $9,600 per MT and our average price for non-LTA business was approximately $4,900 per MT.
During the challenging market conditions in 2020, we were able to work with our valued customers to develop mutually beneficial solutions to their challenges, including volume commitments. We are pleased to have successfully negotiated LTA modifications with many of these customers. We also continue to work to preserve our rights under the LTAs in a few arbitrations that arose from some LTA non-performance and other disputes during the year. The estimated shipments of graphite electrodes for the final two years of the initial term under our LTAs and for the years 2023 through 2024 are as follows:

	2021	2022	2023 through 2024
Estimated LTA volume(c)	98-108	95-105	35-45
Estimated LTA revenue(d)	$925-$1,025	$910-$1,010	$350-$450(e)
(c) In thousands of MT
(d) In millions
(e) Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs
Capital Structure and Capital Allocation
As of December 31, 2020, GrafTech had cash and cash equivalents of $145 million and total debt of approximately $1.4 billion.
During 2020, capital allocation included $400 million of debt repayment, $36 million of capital expenditures, $31 million of dividend payments, and $30 million for share repurchases. In 2021, we expect capital expenditures to range between $55 and $65 million and our primary use of cash to continue to be debt repayment.
On December 22, 2020, we issued $500 million aggregate principal amount of 4.625% senior secured notes due December 2028 (Notes). The proceeds of the Notes were used to repay a portion of our secured term loans due February 2025 under our existing credit agreement.
Outlook
Mr. Rintoul continued, “The current market for graphite electrodes continues to be competitive, as our industry lags the improving fundamentals in the steel industry. If the strength in the steel industry continues, we would expect the graphite electrode market to improve as we move further into 2021. We remain encouraged with the long-term growth opportunity given the benefits of electric arc furnace steel production, and we believe GrafTech is well positioned for success.”
Conference Call Information
In conjunction with this earnings release, you are invited to listen to our earnings call being held on February 5, 2021 at 10:00 a.m. Eastern Standard Time. The webcast and accompanying slide presentation will be available at www.graftech.com, in the Investors section. The earnings call dial-in number is +1 (866) 521-4909 toll-free in the U.S. and Canada or +1 (647) 427-2311 for overseas calls, conference ID: 8956898. A replay of the Conference Call will be available until May 5, 2021 by dialing +1 (800) 585-8367 toll-free in the U.S. and Canada or +1 (416) 621-4642 for overseas calls, conference ID: 8956898. A replay of the webcast will also be available on our website until May 5, 2021, at www.graftech.com, in the Investors section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.graftech.com. The information in our website is not part of this release or any report we file or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive

EXHIBIT 99.1
portfolio of low cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing. This unique position provides competitive advantages in product quality and cost.
_____________________________________________
1 A non-GAAP financial measure, see below for more information and a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.
2 Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by net sales (2020 Adjusted EBITDA of $659 million/2020 net sales of $1.224 billion).
3 Source: World Steel Association and Metal Expert
4 Source: American Iron and Steel Institute
Special note regarding forward‑looking statements
This news release and related discussions may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee”, “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident”, or the negative versions of those words or other comparable words. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: the finalization of our financial statements as of and for the year ended December 31, 2020, which may differ from our current expectations and the preliminary financial information provided in this release; the ultimate impact that the COVID-19 pandemic has on our business, results of operations, financial condition and cash flows; the cyclical nature of our business and the selling prices of our products may lead to periods of reduced profitability and net losses in the future; the possibility that we may be unable to implement our business strategies, including our ability to secure and maintain longer-term customer contracts, in an effective manner; the risks and uncertainties associated with litigation, arbitration, and like disputes, including the recently filed stockholder litigation and disputes related to contractual commitments; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; pricing for graphite electrodes has historically been cyclical and the price of graphite electrodes may continue to decline in the future; the sensitivity of our business and operating results to economic conditions and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the competitiveness of the graphite electrode industry; our dependence on the supply of petroleum needle coke; our dependence on supplies of raw materials (in addition to petroleum needle coke) and energy; the possibility that our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the possibility that we may divest or acquire businesses, which could require significant management attention or disrupt our business; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information

EXHIBIT 99.1
technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property; the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that significant changes in our jurisdictional earnings mix or in the tax laws of those jurisdictions could adversely affect our business; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; the fact that borrowings under certain of our existing financing agreements subject us to interest rate risk; the possibility of a lowering or withdrawal of the ratings assigned to our debt; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that highly concentrated ownership of our common stock may prevent minority stockholders from influencing significant corporate decisions; the possibility that we may not pay cash dividends on our common stock in the future; the fact that certain of our stockholders have the right to engage or invest in the same or similar businesses as us; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, including by Brookfield Asset Management Inc. and its affiliates; the fact that certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws could hinder, delay or prevent a change of control; the fact that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders; and the loss of our status as a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards, which will result in us no longer qualifying for exemptions from certain corporate governance requirements.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, including the Risk Factors sections included in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward‑looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Non‑GAAP financial measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA and Adjusted EBITDA are non-GAAP financial measures. We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes, discontinued operations and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit ("OPEB") plan expenses, initial and follow-on public offering expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement expense, stock-based compensation and non‑cash fixed asset write‑offs. Adjusted EBITDA is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. Adjusted EBITDA margin is also a non-GAAP financial measure used by our management and our board of directors as supplemental information to assess the Company’s operational performance and is calculated as adjusted EBITDA divided by net sales. In addition, we believe adjusted EBITDA, adjusted EBITDA margin and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor the ratio of total debt to adjusted EBITDA, because we believe it is a useful and widely used way to assess our leverage.

EXHIBIT 99.1
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect initial and follow-on public offering expenses;
•adjusted EBITDA does not reflect related party Tax Receivable Agreement expense;
•adjusted EBITDA does not reflect stock-based compensation or the non‑cash write‑off of fixed assets; and
•other companies, including companies in our industry, may calculate EBITDA, adjusted EBITDA and adjusted EBITDA margin differently, which reduces its usefulness as a comparative measure.
In evaluating EBITDA, adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below. Our presentations of EBITDA, adjusted EBITDA and adjusted EBITDA margin should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including our net income (loss) and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	As of December 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$145,442	$80,935
Accounts and notes receivable, net of allowance for doubtful accounts of $8,243 as of December 31, 2020 and $5,474 as of December 31, 2019	182,647	247,051
Inventories	265,964	313,648
Prepaid expenses and other current assets	35,114	40,946
Total current assets	629,167	682,580
Property, plant and equipment	784,902	733,417
Less: accumulated depreciation	278,685	220,397
Net property, plant and equipment	506,217	513,020
Deferred income taxes	32,551	55,217
Goodwill	171,117	171,117
Other assets	93,660	104,230
Total assets	$1,432,712	$1,526,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,989	$78,697
Short-term debt	131	141
Accrued income and other taxes	48,720	65,176
Other accrued liabilities	56,501	48,335
Related party payable - tax receivable agreement	21,752	27,857
Total current liabilities	198,093	220,206

Long-term debt	1,420,000	1,812,682
Other long-term obligations	81,478	72,562
Deferred income taxes	43,428	49,773
Related party payable - tax receivable agreement long-term	19,098	62,014
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 267,188,547 and 270,485,308 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	2,672	2,705
Additional paid-in capital	758,354	765,419
Accumulated other comprehensive loss	(19,641)	(7,361)
Accumulated deficit	(1,070,770)	(1,451,836)
Total stockholders’ deficit	(329,385)	(691,073)

Total liabilities and stockholders’ equity	$1,432,712	$1,526,164

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$338,010	$414,612	$1,224,361	$1,790,793
Cost of sales	162,485	179,322	563,864	750,390
Gross profit	175,525	235,290	660,497	1,040,403
Research and development	1,903	723	3,975	2,684
Selling and administrative expenses	17,918	17,346	67,913	63,674
Operating profit	155,704	217,221	588,609	974,045

Other expense	5,639	4,561	3,330	5,203
Related party Tax Receivable Agreement (benefit) expense	(17,744)	3,393	(21,090)	3,393
Interest expense	29,048	28,859	98,074	127,331
Interest income	(168)	(1,799)	(1,750)	(4,709)
Income before provision for income taxes	138,929	182,207	510,045	842,827
Provision for income taxes	13,833	7,285	75,671	98,225
Net income	$125,096	$174,922	$434,374	$744,602

Basic income per common share:
Net income per share	$0.47	$0.61	$1.62	$2.58
Weighted average common shares outstanding	267,285,677	285,040,356	267,916,483	289,057,356
Diluted income per common share:
Income per share	$0.47	$0.61	$1.62	$2.58
Weighted average common shares outstanding	267,321,380	285,079,866	267,930,644	289,074,601

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Cash flow from operating activities:
Net income	$125,096	$174,922	$434,374	$744,602
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	17,889	15,432	62,963	61,819
Related party Tax Receivable Agreement (benefit) expense	(17,744)	3,393	(21,090)	3,393
Deferred income tax provision	4,004	(11,193)	20,241	17,503
Non-cash interest expense	9,753	1,580	14,521	6,344
Other charges, net	8,191	4,142	10,526	21,831
Net change in working capital*	1,340	32,624	86,438	(47,687)
Change in related party Tax Receivable Agreement	—	—	(27,857)	—
Change in long-term assets and liabilities	(1,548)	(356)	(16,470)	(2,489)
Net cash provided by operating activities	146,981	220,544	563,646	805,316
Cash flow from investing activities:
Capital expenditures	(5,387)	(20,050)	(36,075)	(64,103)
Proceeds from the sale of assets	301	121	379	219
Net cash used in investing activities	(5,086)	(19,929)	(35,696)	(63,884)
Cash flow from financing activities:
Short-term debt reductions, net	(146)	—	(146)	—
Refinancing fees and debt issuance costs	(6,278)	—	(6,278)	—
Proceeds from the issuance of long-term debt	500,000	—	500,000	—
Repurchase of common stock - related party	—	(250,000)	—	(250,000)
Repurchase of common stock - non-related party	—	(1,384)	(30,099)	(10,868)
Payment of tax withholdings related to net share settlement of equity awards	—	—	(71)	—
Principal repayments on long-term debt	(647,000)	(225,140)	(896,214)	(350,140)
Dividends paid to non-related party	(1,050)	(5,108)	(8,603)	(20,613)
Dividends paid to related party	(1,622)	(19,503)	(22,272)	(78,010)
Net cash used in financing activities	(156,096)	(501,135)	(463,683)	(709,631)
Net change in cash and cash equivalents	(14,201)	(300,520)	64,267	31,801
Effect of exchange rate changes on cash and cash equivalents	802	291	240	(746)
Cash and cash equivalents at beginning of period	158,841	381,164	80,935	49,880
Cash and cash equivalents at end of period	$145,442	$80,935	$145,442	$80,935

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$(14,851)	$20,323	$63,557	$(404)
Inventories	34,262	(1,641)	44,633	(21,549)
Prepaid expenses and other current assets	(2,409)	(1,774)	3,028	3,929
Income taxes payable	(28,452)	9,978	(12,420)	(18,174)
Accounts payable and accruals	12,288	5,785	(12,790)	(11,551)
Interest payable	502	(47)	430	62
Net change in working capital	$1,340	$32,624	$86,438	$(47,687)

EXHIBIT 99.1
NON-GAAP RECONCILIATION
(Dollars in thousands)
The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

				For the Year Ended
				December 31,
	Q4 2020	Q3 2020	Q4 2019	2020	2019

Net income	$125,096	$94,234	$174,922	$434,374	$744,602
Add:
Depreciation and amortization	17,889	16,241	15,432	62,963	61,819
Interest expense	29,048	22,474	28,859	98,074	127,331
Interest income	(168)	(93)	(1,799)	(1,750)	(4,709)
Income taxes	13,833	18,104	7,285	75,671	98,225
EBITDA	$185,698	$150,960	$224,699	$669,332	$1,027,268
Adjustments:
Pension and OPEB plan expenses (1)	4,430	583	4,330	6,096	6,727
Initial and follow-on public offering and related expenses (2)	260	—	647	264	2,056
Non-cash loss on foreign currency remeasurement (3)	1,738	798	942	1,297	1,784
Stock-based compensation (4)	778	764	575	2,669	2,143
Non-cash fixed asset write-off (5)	378	—	—	378	4,888
Related party Tax Receivable Agreement adjustment (6)	(17,744)	—	3,393	(21,090)	3,393
Adjusted EBITDA	$175,538	$153,105	$234,586	$658,946	$1,048,259
(1)    Service and interest cost of our OPEB plans. Also includes a mark-to-market loss (gain) for plan assets as of December of each year.
(2)    Legal, accounting, printing and registration fees associated with the initial and follow-on public offering and related expenses.
(3)    Non-cash gains and losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)    Non-cash expense for stock-based compensation grants.
(5)    Non-cash fixed asset write-off recorded for obsolete assets.
(6)    Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.

Key operating metrics				For the Year Ended
				December 31,
(in thousands)	Q4 2020	Q3 2020	Q4 2019	2020	2019
Sales volume (MT) (1)	37	33	41	135	171
Production volume (MT) (2)	36	32	41	134	177
Production capacity excluding St. Marys (MT) (3)(4)	52	48	52	202	202
Capacity utilization excluding St. Marys (3)(5)	69%	67%	79%	66%	88%
Total production capacity (MT) (4)(6)	59	55	59	230	230
Total capacity utilization (5)(6)	61%	58%	69%	58%	77%
(1)    Sales volume reflects only graphite electrodes manufactured by GrafTech.
(2)    Production volume reflects graphite electrodes we produced during the period.
(3)    In the first quarter of 2018, our St. Marys facility began graphitizing a limited number of electrodes sourced from our Monterrey, Mexico facility.
(4)    Production capacity reflects expected maximum production volume during the period under normal operating conditions, standard product mix and expected maintenance outage. Actual production may vary.
(5)    Capacity utilization reflects production volume as a percentage of production capacity.
(6)     Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain; and St. Marys, Pennsylvania.